Exhibit 99.1

Morgan Stanley Fourth Quarter and Full Year 2023 Earnings Results

Morgan Stanley Reports Fourth Quarter Net Revenues of $12.9 Billion, EPS of $0.85 and ROTCE of 8.4%; Full Year Net Revenues of $54.1 Billion, EPS of $5.18 and ROTCE of 12.8%

NEW YORK, January 16, 2024 – Morgan Stanley (NYSE: MS) today reported net revenues of $12.9 billion for the fourth quarter ended December 31, 2023 compared with $12.7 billion a year ago. Net income applicable to Morgan Stanley was $1.5 billion, or $0.85 per diluted share,1 compared with $2.2 billion, or $1.26 per diluted share,1 for the same period a year ago.

Pre-tax income for the fourth quarter includes $535 million of charges or $0.28 per diluted share1,2: $286 million related to an FDIC special assessment and a $249 million legal charge related to a specific matter.

Full year net revenues were $54.1 billion compared with $53.7 billion a year ago. Net income applicable to Morgan Stanley was $9.1 billion, or $5.18 per diluted share,1 compared with $11.0 billion, or $6.15 per diluted share,1 a year ago.

Ted Pick, Chief Executive Officer, said, “In 2023, the Firm reported a solid ROTCE against a mixed market backdrop and a number of headwinds. We begin 2024 with a clear and consistent business strategy and a unified leadership team. We are focused on achieving our long-term financial goals and continuing to deliver for shareholders.”

Financial Summary[3],4
Firm ($MM, except per share data)	4Q 2023	4Q 2022	FY 2023	FY 2022

Net revenues	$12,896	$12,749	$54,143	$53,668
Provision for credit losses	$3	$87	$532	$280
Compensation expense	$5,951	$5,615	$24,558	$23,053
Non-compensation expenses	$4,846	$4,253	$17,240	$16,246
Pre-tax income[7]	$2,096	$2,794	$11,813	$14,089
Net income app. to MS	$1,517	$2,236	$9,087	$11,029
Expense efficiency ratio[9]	84%	77%	77%	73%
Earnings per diluted share[1]	$0.85	$1.26	$5.18	$6.15
Book value per share	$55.50	$54.55	$55.50	$54.55
Tangible book value per share	$40.89	$40.06	$40.89	$40.06
Return on equity	6.2%	9.2%	9.4%	11.2%
Return on tangible equity[5]	8.4%	12.6%	12.8%	15.3%
Institutional Securities
Net revenues	$4,940	$4,800	$23,060	$24,393
Investment Banking	$1,318	$1,252	$4,578	$5,235
Equity	$2,202	$2,176	$9,986	$10,769
Fixed Income	$1,434	$1,418	$7,673	$9,022
Wealth Management
Net revenues	$6,645	$6,626	$26,268	$24,417
Fee-based client assets ($Bn)[10]	$1,983	$1,678	$1,983	$1,678
Fee-based asset flows ($Bn)[11]	$41.6	$20.4	$109.2	$162.8
Net new assets ($Bn)[12]	$47.5	$51.6	$282.3	$311.3
Loans ($Bn)	$146.5	$146.1	$146.5	$146.1
Investment Management
Net revenues	$1,464	$1,461	$5,370	$5,375
AUM ($Bn)[13]	$1,459	$1,305	$1,459	$1,305
Long-term net flows ($Bn)[14]	$(7.1)	$(6.0)	$(15.2)	$(25.8)

Full Year Highlights

•	The Firm reported full year net revenues of $54.1 billion and net income of $9.1 billion.

•	The Firm delivered full year ROTCE of 12.8%.[5]

•
The full year Firm expense efficiency ratio was 77%.[9] The full year was negatively impacted by expenses related to severance costs of $353 million, an FDIC special assessment of $286 million, a $249 million legal charge related to a specific matter, and integration-related expenses of $293 million.

•	Standardized Common Equity Tier 1 capital ratio was 15.2%.[18]

•
Institutional Securities reported full year net revenues of $23.1 billion reflecting lower completed activity in Investment Banking and lower results in Equity and Fixed Income on reduced client activity and a less favorable market environment compared to a year ago.

•
Wealth Management delivered full year net revenues of $26.3 billion, reflecting mark-to-market gains on investments associated with DCP versus losses a year ago and higher net interest income.[6] The pre-tax margin was 24.9%.[7,8] The business added net new assets of $282 billion, representing a full-year 7% annualized growth rate from beginning period assets.[12]

•	Investment Management reported full year net revenues of $5.4 billion and AUM increased to $1.5 trillion.[13]

Media Relations: Wesley McDade 212-761-2430	Investor Relations: Leslie Bazos 212-761-5352

Fourth Quarter Results

Institutional Securities

Institutional Securities reported net revenues for the current quarter of $4.9 billion compared with $4.8 billion a year ago. Pre-tax income was $408 million compared with $748 million a year ago.7

Investment Banking revenues up 5% from a year ago:

•	Advisory revenues were essentially unchanged from a year ago reflecting completed M&A activity in the current quarter.

•	Equity underwriting revenues were essentially unchanged from a year ago.

•	Fixed income underwriting revenues increased 25% from a year ago on higher investment grade issuances.

Equity net revenues:

•	Equity net revenues were essentially unchanged from a year ago. The absence of markdowns on certain strategic investments versus a year ago were offset by increased funding and liquidity costs.

Fixed Income net revenues:

•
Fixed Income net revenues were essentially unchanged versus a year ago reflecting higher revenues in commodities driven by improved market conditions and increased client activity partially offset by lower results in credit products.

Other:

•
Other revenues for the quarter reflect mark-to-market losses on corporate loans, inclusive of loan hedges, of $405 million. These losses were partially offset by net interest income and fees on corporate loans of $248 million, mark-to-market gains on DCP and revenues from our Japanese securities joint venture.

($ millions)	4Q 2023	4Q 2022

Net Revenues	$4,940	$4,800

Investment Banking	$1,318	$1,252
Advisory	$702	$711
Equity underwriting	$225	$227
Fixed income underwriting	$391	$314

Equity	$2,202	$2,176
Fixed Income	$1,434	$1,418
Other	$(14)	$(46)

Provision for credit losses	$22	$61

Total Expenses	$4,510	$3,991
Compensation	$1,732	$1,644
Non-compensation	$2,778	$2,347

Total Expenses:

•
Compensation expense increased from a year ago reflecting higher discretionary compensation, partially offset by lower expenses related to outstanding deferred equity compensation and significantly lower severance costs due to an employee action a year ago.

•	Non-compensation expenses increased from a year ago primarily driven by higher legal expenses including a specific matter of $249 million and an FDIC special assessment of $121 million.[15]

Wealth Management

Wealth Management net revenues of $6.6 billion in the current quarter were essentially unchanged from a year ago. Pre-tax income of $1.4 billion7 in the current quarter resulted in a pre-tax margin of 21.5%.8

Net revenues:

•	Asset management revenues increased from a year ago reflecting higher asset levels and the impact of positive fee-based flows.

•	Transactional revenues were essentially unchanged excluding the impact of mark-to-market on investments associated with DCP.[6],[16]

•	Net interest income decreased from a year ago driven by changes in deposit mix, partially offset by higher interest rates.

Total Expenses:

•	Compensation expense increased from a year ago driven by higher compensable revenues and higher expenses related to DCP.[6]

•	Non-compensation expenses increased from a year ago primarily driven by an FDIC special assessment of $165 million, partially offset by lower marketing and business development costs.[15]

($ millions)	4Q 2023	4Q 2022
Net Revenues	$6,645	$6,626
Asset management	$3,556	$3,347
Transactional	$1,088	$931
Net interest	$1,852	$2,138
Other	$149	$210
Provision for credit losses	$(19)	$26
Total Expenses	$5,236	$4,760
Compensation	$3,640	$3,343
Non-compensation	$1,596	$1,417

Investment Management

Investment Management net revenues of $1.5 billion were essentially unchanged from a year ago. Pre-tax income was $265 million compared with $214 million a year ago.7

Net revenues:

•	Asset management and related fees increased from a year ago on higher average AUM driven by increased asset values.

•
Performance-based income and other revenues decreased from a year ago primarily due to lower accrued carried interest in our private funds partially offset by mark-to-market gains on public investments compared to losses a year ago.

Total Expenses:

•	Compensation expense decreased from a year ago, primarily driven by lower compensation associated with carried interest.

($ millions)	4Q 2023	4Q 2022
Net Revenues	$1,464	$1,461
Asset management and related fees	$1,403	$1,371
Performance-based income and other	$61	$90
Total Expenses	$1,199	$1,247
Compensation	$579	$628
Non-compensation	$620	$619

Full Year Results

Institutional Securities

Institutional Securities reported net revenues of $23.1 billion compared with $24.4 billion a year ago. Pre-tax income was $4.5 billion compared with $6.7 billion a year ago.7

Investment Banking revenues down 13%:

•	Advisory revenues decreased driven by fewer completed M&A transactions on lower market volumes.

•	Equity underwriting revenues were essentially unchanged. Higher secondary and convertible offerings were offset by lower IPOs.

•	Fixed income underwriting revenues were essentially unchanged from a year ago as higher investment grade issuances were offset by lower non-investment grade issuances.

Equity net revenues down 7%:

•	Equity net revenues decreased across businesses primarily on lower client activity and increased funding and liquidity costs compared to a year ago.

Fixed Income net revenues down 15%:

•	Fixed Income net revenues decreased from a strong prior year, primarily driven by declines in foreign exchange and commodities on less favorable market conditions and lower client activity.

Other:

•
Other revenues for the year reflect net interest income and fees on corporate loans of $1 billion and revenues from our Japanese securities joint venture, partially offset by mark-to-market losses on corporate loans, inclusive of loan hedges, of $577 million.

($ millions)	FY 2023	FY 2022
Net Revenues	$23,060	$24,393

Investment Banking	$4,578	$5,235
Advisory	$2,244	$2,946
Equity underwriting	$889	$851
Fixed income underwriting	$1,445	$1,438

Equity	$9,986	$10,769
Fixed Income	$7,673	$9,022
Other	$823	$(633)

Provision for credit losses	$401	$211

Total Expenses	$18,183	$17,467
Compensation	$8,369	$8,246
Non-compensation	$9,814	$9,221

Provision for credit losses:

•
Provision for credit losses increased from a year ago primarily driven by deteriorating conditions in the commercial real estate sector, including provisions for certain specific commercial real estate loans.

Total Expenses:

•
Compensation expense was essentially unchanged from a year ago as higher expenses related to DCP and stock-based compensation plans were offset by lower expenses related to outstanding deferred equity compensation.[6]

•
Non-compensation expenses increased from a year ago on investments in technology, an FDIC special assessment of $121 million, and higher legal costs inclusive of $249 million related to a specific matter.[15]

Wealth Management

Wealth Management reported net revenues of $26.3 billion compared with $24.4 billion a year ago. Pre-tax income of $6.5 billion7 in the current year resulted in a pre-tax margin of 24.9%.8

Net revenues up 8%:

•
Asset management revenues increased from a year ago on positive fee-based flows, partially offset by a reduction driven by lower average asset levels due to declines in the markets and changes in the mix of existing client portfolios.

•
Transactional revenues were essentially unchanged excluding the impact of mark-to-market gains of $282 million in the current year versus mark-to-market losses of $858 million a year ago on investments associated with DCP.[6],[16]

•	Net interest income increased from a year ago on higher interest rates, partially offset by changes in deposit mix.

Provision for Credit Losses:

•	Provision for credit losses increased from a year ago primarily driven by deteriorating conditions in the commercial real estate sector, including provisions for specific commercial real estate loans.

($ millions)	FY 2023	FY 2022
Net Revenues	$26,268	$24,417
Asset management	$14,019	$13,872
Transactional	$3,556	$2,473
Net interest	$8,118	$7,429
Other	$575	$643
Provision for credit losses	$131	$69
Total Expenses	$19,607	$17,765
Compensation	$13,972	$12,534
Non-compensation	$5,635	$5,231

Total Expenses:

•	Compensation expense increased driven by higher expenses related to DCP versus a year ago.[6]

•	Non-compensation expenses increased primarily driven by an FDIC special assessment of $165 million and higher technology expenses and costs related to exits of real estate.[15]

Investment Management

Investment Management net revenues of $5.4 billion were essentially unchanged from a year ago. Pre-tax income was $842 million compared with $807 million a year ago.7

Net revenues:

•	Asset management and related fees decreased due to a shift in the mix of average AUM, driven by the cumulative effect of net flows.[13]

•
Performance-based income and other revenues increased from a year ago on mark-to-market gains compared to losses a year ago on investments associated with DCP and on public investments, partially offset by lower accrued carried interest in our private funds.[6]

($ millions)	FY 2023	FY 2022
Net Revenues	$5,370	$5,375
Asset management and related fees	$5,231	$5,332
Performance-based income and other	$139	$43

Total Expenses	$4,528	$4,568
Compensation	$2,217	$2,273
Non-compensation	$2,311	$2,295

Total Expenses:

•	Compensation expense decreased from a year ago driven by lower compensation associated with carried interest, partially offset by gains related to DCP compared with losses a year ago.[6]

Other Matters

•	The Firm repurchased $1.3 billion of its outstanding common stock during the quarter, and $5.3 billion during the year as part of its Share Repurchase Program.

•	The Board of Directors declared a $0.85 quarterly dividend per share, payable on February 15, 2024 to common shareholders of record on January 31, 2024.

•	The effective tax rate for the current quarter was 26.5% and for the full year was 21.9%. The higher current quarter rate primarily reflects the non-deductibility of a specific legal matter.

	4Q 2023	4Q 2022	FY 2023	FY 2022
Common Stock Repurchases
Repurchases ($MM)	$1,300	$1,700	$5,300	$9,865
Number of Shares (MM)	17	20	62	113
Average Price	$75.23	$86.07	$85.35	$87.25
Period End Shares (MM)	1,627	1,675	1,627	1,675
Tax Rate	26.5%	18.9%	21.9%	20.7%
Capital[17]
Standardized Approach
CET1 capital[18]	15.2%	15.3%
Tier 1 capital[18]	17.1%	17.2%
Advanced Approach
CET1 capital[18]	15.4%	15.6%
Tier 1 capital[18]	17.4%	17.6%
Leveraged-based capital
Tier 1 leverage[19]	6.7%	6.7%
SLR[20]	5.5%	5.5%

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in 42 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the financial supplement. Both the earnings release and the financial supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement, including information provided on the Firm’s earnings conference calls, may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such measures to the comparable U.S. GAAP figures are included in this earnings release and the financial supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2022 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 Includes preferred dividends related to the calculation of earnings per share for the fourth quarter of 2023 and 2022 of approximately $134 million and $123 million, respectively. Includes preferred dividends related to the calculation of earnings per share for the years ended 2023 and 2022 of approximately $557 million and $489 million, respectively.
2 The Firm recorded a one-time FDIC Special Assessment of $286 million pre-tax ($218 million post-tax) and a legal charge related to a specific matter of $249 million pre-tax ($234 million post-tax) which negatively impacted earnings per diluted shares by $0.28.

3 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP). From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy. These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.
4 Our earnings releases, earnings conference calls, financial presentations and other communications may also include certain metrics which we believe to be useful to us, analysts, investors, and other stakeholders by providing further transparency about, or an additional means of assessing, our financial condition and operating results.
5 Return on average tangible common equity is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance and capital adequacy. The calculation of return on average tangible common equity represents full year or annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average tangible common equity. Tangible common equity, also a non-GAAP financial measure, represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.
6 “DCP” refers to certain employee deferred cash-based compensation programs. Please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Other Matters – Deferred Cash-Based Compensation” in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2022.
7 Pre-tax income represents income before provision for income taxes.
8 Pre-tax margin represents income before provision for income taxes divided by net revenues.
9 The expense efficiency ratio represents total non-interest expenses as a percentage of net revenues.
10 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.
11 Wealth Management fee-based asset flows include net new fee-based assets (including asset acquisitions), net account transfers, dividends, interest, and client fees, and exclude institutional cash management related activity.
12 Wealth Management net new assets represent client inflows, including dividends and interest, and asset acquisitions, less client outflows, and exclude activity from business combinations/divestitures and the impact of fees and commissions.
13 AUM is defined as assets under management or supervision.
14 Long-term net flows include the Equity, Fixed Income and Alternative and Solutions asset classes and excludes the Liquidity and Overlay Services asset class.
15 Following the failures of certain banks and resulting losses to the FDIC’s Deposit Insurance Fund in the first half of 2023, the FDIC adopted a final rule on November, 16 2023 to implement a special assessment to recover the cost associated with protecting uninsured depositors. We recorded the cost of the entire special assessment of $286 million in the fourth quarter of 2023. Of the $286 million, $121 million was recorded in the Institutional Securities segment and $165 million was recorded in the Wealth Management segment.

16 Transactional revenues include investment banking, trading, and commissions and fee revenues.
17 Capital ratios are estimates as of the press release date, January 16, 2024.
18 CET1 capital is defined as Common Equity Tier 1 capital. The Firm’s risk-based capital ratios are computed under each of the (i) standardized approaches for calculating credit risk and market risk risk‐weighted assets (RWAs) (the “Standardized Approach”) and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”). For information on the calculation of regulatory capital and ratios, and associated regulatory requirements, please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Regulatory Requirements" in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2022.

19 The Tier 1 leverage ratio is a leverage-based capital requirement that measures the Firm’s leverage. Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.
20 The Firm’s supplementary leverage ratio (SLR) utilizes a Tier 1 capital numerator of approximately $78.2 billion and $77.2 billion, and supplementary leverage exposure denominator of approximately $1.43 trillion and $1.40 trillion, for the fourth quarter of 2023 and 2022, respectively.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022	Change
Revenues:
Investment banking	$1,415	$1,048	$1,318	35%	7%	$4,948	$5,599	(12%)
Trading	3,305	3,679	3,017	(10%)	10%	15,263	13,928	10%
Investments	189	144	85	31%	122%	573	15	*
Commissions and fees	1,110	1,098	1,169	1%	(5%)	4,537	4,938	(8%)
Asset management	5,041	5,031	4,803	--	5%	19,617	19,578	--
Other	(61)	296	38	*	*	975	283	*
Total non-interest revenues	10,999	11,296	10,430	(3%)	5%	45,913	44,341	4%

Interest income	14,058	13,305	9,232	6%	52%	50,281	21,595	133%
Interest expense	12,161	11,328	6,913	7%	76%	42,051	12,268	*
Net interest	1,897	1,977	2,319	(4%)	(18%)	8,230	9,327	(12%)
Net revenues	12,896	13,273	12,749	(3%)	1%	54,143	53,668	1%

Provision for credit losses	3	134	87	(98%)	(97%)	532	280	90%

Non-interest expenses:
Compensation and benefits	5,951	5,935	5,615	--	6%	24,558	23,053	7%

Non-compensation expenses:
Brokerage, clearing and exchange fees	865	855	851	1%	2%	3,476	3,458	1%
Information processing and communications	987	947	933	4%	6%	3,775	3,493	8%
Professional services	822	759	853	8%	(4%)	3,058	3,070	--
Occupancy and equipment	528	456	443	16%	19%	1,895	1,729	10%
Marketing and business development	224	191	295	17%	(24%)	898	905	(1%)
Other	1,420	851	878	67%	62%	4,138	3,591	15%
Total non-compensation expenses	4,846	4,059	4,253	19%	14%	17,240	16,246	6%

Total non-interest expenses	10,797	9,994	9,868	8%	9%	41,798	39,299	6%

Income before provision for income taxes	2,096	3,145	2,794	(33%)	(25%)	11,813	14,089	(16%)
Provision for income taxes	555	710	528	(22%)	5%	2,583	2,910	(11%)
Net income	$1,541	$2,435	$2,266	(37%)	(32%)	$9,230	$11,179	(17%)
Net income applicable to nonredeemable noncontrolling interests	24	27	30	(11%)	(20%)	143	150	(5%)
Net income applicable to Morgan Stanley	1,517	2,408	2,236	(37%)	(32%)	9,087	11,029	(18%)
Preferred stock dividend	134	146	123	(8%)	9%	557	489	14%
Earnings applicable to Morgan Stanley common shareholders	$1,383	$2,262	$2,113	(39%)	(35%)	$8,530	$10,540	(19%)

Notes:
-
Firm net revenues excluding mark-to-market gains and losses on deferred cash-based compensation plans (DCP) were: 4Q23: $12,527 million, 3Q23: $13,475 million, 4Q22: $12,555 million, 4Q23 YTD: $53,709 million, 4Q22 YTD: $54,866 million.

-	Firm compensation expenses excluding DCP were: 4Q23: $5,597 million, 3Q23: $5,992 million, 4Q22: $5,426 million, 4Q23 YTD: $23,890 million, 4Q22 YTD: $23,769 million.
-
The End Notes are an integral part of this presentation. Refer to pages 12 - 17 of the Financial Supplement for Definition of U.S. GAAP to Non-GAAP Measures, Definition of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice.

Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)
	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022	Change

Financial Metrics:

Earnings per basic share	$0.86	$1.39	$1.28	(38%)	(33%)	$5.24	$6.23	(16%)
Earnings per diluted share	$0.85	$1.38	$1.26	(38%)	(33%)	$5.18	$6.15	(16%)

Return on average common equity	6.2%	10.0%	9.2%			9.4%	11.2%
Return on average tangible common equity	8.4%	13.5%	12.6%			12.8%	15.3%

Book value per common share	$55.50	$55.08	$54.55			$55.50	$54.55
Tangible book value per common share	$40.89	$40.53	$40.06			$40.89	$40.06

Financial Ratios:

Pre-tax profit margin	16%	24%	22%			22%	26%
Compensation and benefits as a % of net revenues	46%	45%	44%			45%	43%
Non-compensation expenses as a % of net revenues	38%	31%	33%			32%	30%
Firm expense efficiency ratio	84%	75%	77%			77%	73%
Effective tax rate	26.5%	22.6%	18.9%			21.9%	20.7%

Statistical Data:

Period end common shares outstanding (millions)	1,627	1,642	1,675	(1%)	(3%)
Average common shares outstanding (millions)
Basic	1,606	1,624	1,652	(1%)	(3%)	1,628	1,691	(4%)
Diluted	1,627	1,643	1,679	(1%)	(3%)	1,646	1,713	(4%)

Worldwide employees	80,006	80,710	82,427	(1%)	(3%)

The End Notes are an integral part of this presentation. Refer to pages 12 - 17 of the Financial Supplement for Definition of U.S. GAAP to Non-GAAP Measures, Definition of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice.